Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lender Processing Services, Inc.:
We consent to the use of our report dated March 26, 2008 (except for Note 2(b) which is as of June 18, 2008 and Note 1 which is as of July 2, 2008) included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus. Our report on the combined financial statements, which appears in the Company’s Registration Statement on Form 10, as amended (File No. 1–34005), filed with the Securities and Exchange Commission, contains an explanatory paragraph that states that, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/ KPMG LLP
August 28, 2008
Jacksonville, Florida
Certified Public Accountants